As filed with the Securities and Exchange Commission on May 14, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CF Industries Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-2697511
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4 Parkway North, Suite 400

Deerfield, IL  60015

(Address of principal executive offices)

CF Industries Holdings, Inc. 2014 Equity and Incentive Plan

(Full title of the plan)

Douglas C. Barnard

Senior Vice President, General Counsel, and Secretary

4 Parkway North, Suite 400

Deerfield, IL 60015

Tel.: (847) 405-2400

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Common stock, par value $0.01 per share Preferred Stock Purchase Rights(1)	3,711,054 shares	$237.96	$833,082,357	$113,741.01

(1)         Each share of common stock includes a right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock of CF Industries Holdings, Inc. (the “Registrant”) pursuant to the Rights Agreement, dated as of July 21, 2005 and as amended as of August 31, 2010, between the Registrant and Mellon Investor Services LLC (formerly known as The Bank of New York).

(2)         Represents the maximum number of shares of common stock, par value $0.01 per share, of the Registrant issuable under the Registrant’s 2014 Equity and Incentive Plan (the “2014 Plan”), including 921,329 shares of common stock being registered to cover shares, if any, that become issuable pursuant to the terms of the 2014 Plan, upon the termination or expiration of awards outstanding under the Registrant’s 2005 Equity and Incentive Plan or the Registrant’s 2009 Equity and Incentive Plan on or after May 14, 2014 without the delivery of shares. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate amount of additional shares of common stock which may be issued under the 2014 Plan by reason of any stock dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, or share exchange, or other similar corporate transaction.

(3)         Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the average high and low prices per share of common stock as reported on the New York Stock Exchange on May 9, 2014.

(4)         Calculated pursuant to Section 6(b) of the Securities Act by multiplying 0.0001288 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                 Plan Information.*

Item 2.                                 Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2014 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                 Incorporation of Documents by Reference.

The following documents, which have been previously filed by CF Industries Holdings, Inc. (the “Registrant”) with the Commission, are incorporated by reference into this registration statement:

(a)                                 the Registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2013, filed with the Commission on February 27, 2014;

(b)                                 the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Commission on May 8, 2014;

(c)                                  the Registrant’s Current Reports on Form 8-K, filed with the Commission on February 3, 2014, February 20, 2014, March 4, 2014, March 11, 2014, March 20, 2014 and April 24, 2014; and

(d)                                 the description of the Registrant’s common stock (including preferred stock purchase rights), which is contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 8, 2005 (File No. 001-32597) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such prior statement.  Any statement contained in this registration statement shall be deemed to be modified, superseded or replaced to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies, supersedes or replaces such prior statement.  Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this registration statement.

Item 4.                                 Description of Securities.

Not applicable.

Item 5.                                 Interests of Named Experts and Counsel.

The validity of the issuance of the shares of the Registrant’s common stock, $0.01 par value per share, offered hereby will be passed upon for the Registrant by Douglas C. Barnard, Senior Vice President, General Counsel, and Secretary of the Registrant.  Mr. Barnard is a beneficial holder of shares of common stock of the Registrant and is eligible to participate in the 2014 Equity and Incentive Plan.

Item 6.                                 Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to limit or eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.  The Registrant’s Second Amended and Restated Certificate of Incorporation (the “Charter”) contains a provision which eliminates directors’ personal liability as set forth above.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.  The Charter provides for indemnification of officers and directors and their heirs and representatives to the full extent permitted by, and in the manner permissible under, the DGCL.

The Registrant has entered into separate indemnification agreements with each of its board members and officers that require it to indemnify such persons to the fullest extent permitted by the DGCL. These indemnification agreements also require the Registrant to advance any expenses incurred by the board members and officers as a result of any proceeding against them as to which they could be indemnified.  The Registrant maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain ordinary exclusions and deductions, against specified liabilities which may be incurred in those capacities.

The above summary is qualified in its entirety by reference to the complete text of the DGCL and the Charter.

Item 7.                                 Exemption from Registration Claimed.

Not applicable.

Item 8.                                 Exhibits.

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation of CF Industries Holdings, Inc., effective as of May 14, 2014*
4.2	Second Amended and Restated By-laws of CF Industries Holdings, Inc., effective as of May 14, 2014*
4.3

Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to CF Industries Holdings, Inc.’s Registration Statement on Form S-1 filed with the Commission on July 20, 2005, File No. 333-124949)

4.4

Rights Agreement, dated as of July 21, 2005, between CF Industries Holdings, Inc. and The Bank of New York, as the Rights Agent (incorporated by reference to Exhibit 4.4 to CF Industries Holdings, Inc.’s Registration Statement on Form S-8 filed with the Commission on August 11, 2005, File No. 333-127422)

4.5

First Amendment to the Rights Agreement, dated as of August 31, 2010, between the CF Industries Holdings, Inc. and Mellon Investor Services LLC, as successor to The Bank of New York (incorporated by to Exhibit 4.1 to CF Industries Holdings, Inc.’s Current Report on Form 8-K filed with the Commission on September 3, 2010, File No. 001-32597)

5.1	Opinion of Douglas C. Barnard, Senior Vice President, General Counsel, and Secretary of CF Industries Holdings, Inc.*
23.1	Consent of KPMG LLP*
23.2	Consent of Douglas C. Barnard, Senior Vice President, General Counsel, and Secretary of CF Industries Holdings, Inc. (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page)*
99.1

CF Industries Holdings, Inc. 2014 Equity and Incentive Plan (incorporated by reference to Appendix C to CF Industries Holdings, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 3, 2014, File No. 001-32597)

* Filed herewith.

Item 9.                                 Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on May 14, 2014.

CF INDUSTRIES HOLDINGS, INC.

By:	/s/ W. ANTHONY WILL
	Name:	W. Anthony Will
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of CF Industries Holdings, Inc., a Delaware corporation, hereby constitutes and appoints W. Anthony Will, Dennis P. Kelleher and Douglas C. Barnard, and each of them individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in his name and on his behalf, in any and all capacities, to sign this registration statement and any and all amendments thereto, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things whatsoever that any said attorney-in-fact or agent may deem necessary or advisable to be done or performed in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or their substitute or substitutes, shall do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on May 14, 2014:

Signature	Title
President and Chief Executive Officer,
/s/ W. ANTHONY WILL	Director
W. Anthony Will	(Principal Executive Officer)

/s/ DENNIS P. KELLEHER	Senior Vice President and Chief Financial Officer
Dennis P. Kelleher	(Principal Financial Officer)

/s/ RICHARD A. HOKER	Vice President and Corporate Controller
Richard A. Hoker	(Principal Accounting Officer)

/s/ STEPHEN A. FURBACHER	Chairman of the Board
Stephen A. Furbacher

/s/ ROBERT C. ARZBAECHER	Director
Robert C. Arzbaecher

/s/ WILLIAM DAVISSON	Director
William Davisson

/s/ STEPHEN J. HAGGE	Director
Stephen J. Hagge

/s/ JOHN D. JOHNSON	Director
John D. Johnson

/s/ ROBERT G. KUHBACH	Director
Robert G. Kuhbach

/s/ EDWARD A. SCHMITT	Director
Edward A. Schmitt

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation of CF Industries Holdings, Inc., effective as of May 14, 2014*
4.2	Second Amended and Restated By-laws of CF Industries Holdings, Inc., effective as of May 14, 2014*
4.3

Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to CF Industries Holdings, Inc.’s Registration Statement on Form S-1 filed with the Commission on July 20, 2005, File No. 333-124949)

4.4

Rights Agreement, dated as of July 21, 2005, between CF Industries Holdings, Inc. and The Bank of New York, as the Rights Agent (incorporated by reference to Exhibit 4.4 to CF Industries Holdings, Inc.’s Registration Statement on Form S-8 filed with the Commission on August 11, 2005, File No. 333-127422)

4.5

First Amendment to the Rights Agreement, dated as of August 31, 2010, between the CF Industries Holdings, Inc. and Mellon Investor Services LLC, as successor to The Bank of New York (incorporated by to Exhibit 4.1 to CF Industries Holdings, Inc.’s Current Report on Form 8-K filed with the Commission on September 3, 2010, File No. 001-32597)

5.1	Opinion of Douglas C. Barnard, Senior Vice President, General Counsel, and Secretary of CF Industries Holdings, Inc.*
23.1	Consent of KPMG LLP*
23.2	Consent of Douglas C. Barnard, Senior Vice President, General Counsel, and Secretary of CF Industries Holdings, Inc. (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page)*
99.1

CF Industries Holdings, Inc. 2014 Equity and Incentive Plan (incorporated by reference to Appendix C to CF Industries Holdings, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 3, 2014, File No. 001-32597)

* Filed herewith.